Exhibit 10.10

THE SYMBOL [***] DENOTES PLACES WHERE CERTAIN IDENTIFIED

INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH

(i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE

COMPANY IF PUBLICLY DISCLOSED.

PROFIT RIGHT AND WAIVER AGREEMENT

among

NEWAMSTERDAM PHARMA B.V.

and

DEZIMA PHARMA B.V.

and

MITSUBISHI TANABE PHARMA CORPORATION

Dated 9 April 2020

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TABLE OF CONTENTS

TABLE OF CONTENTS		2

INTRODUCTION		4

RECITALS		4

1	DEFINITIONS AND INTERPRETATION	6

1.1	Definitions and interpretation	6

1.2	Schedules and Annexes	6

2	SALE, PURCHASE AND TRANSFER	6

2.1	Sale and purchase of the Joint Patent and MTPC Intellectual Property	6

2.2	MTPC Waivers	7

2.3	Transfer of the Joint Patent and MTPC Intellectual Property	7

2.4	Termination of the Future Agreement	8

2.5	Novation and Waiver Agreement MTPC	9

3	CONSIDERATION	9

3.1	Consideration for the MTPC Waivers	9

3.2	MTPC Waiver Profit Right	10

3.3	MTPC Waiver IPO Share Right	11

3.4	Consideration for the IP Transfer	12

3.5	MTPC IP Profit Right	12

3.6	MTPC IP IPO Share Right	13

3.7	Right to match	14

4	CONDITIONS PRECEDENT	15

4.1	MTPC Conditions Precedent	15

5	POST-CLOSING OBLIGATIONS	15

6	CONFIDENTIALITY	16

6.1	Confidentiality	16

6.2	Exemptions	16

7	MISCELLANEOUS	17

7.1	Further action, further assurances	17

7.2	Binding effect	17

7.3	Entire Agreement	17

7.4	Invalid provisions	17

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7.5	Amendment	18

7.6	Costs	18

7.7	No implied forfeit of rights	18

7.8	Third party beneficiaries	18

7.9	Counterparts	18

7.10	Notices	18

7.11	Language	20

7.12	Assignment	20

7.13	Choice of law	20

7.14	Disputes	20

Signature page		21

Schedule 1. DEFINITIONS AND INTERPRETATION		22

Schedule 2. NOVATION AND WAIVER AGREEMENT MTPC		30

Schedule 3. ADDRESSES FOR NOTICES		31

Schedule 4. [***]		32

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PROFIT RIGHT AND WAIVER AGREEMENT

INTRODUCTION

This profit right and waiver agreement (the “Agreement”) is entered into on 9 April 2020 among:

1.

NEWAMSTERDAM PHARMA B.V., a private company with limited liability (besloten ven-nootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its registered seat in Naarden and having its address at Gooimeer 2-35, 1411 DC Naarden, registered with the Dutch trade register under number 76133141 (“Newco”);

2.

DEZIMA PHARMA B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its registered seat in Breda and having its address at Minervum 7061, 4817 ZK Breda, registered with the Dutch trade register under number 55971946 (the “Company” and together with Newco and their subsidiaries from time to time the “Dezima Group”);

and

3.	MITSUBISHI TANABE PHARMA CORPORATION, a corporation organised under the laws of Japan, having its place of business located at 2-10, Dosho-machi 3-chome, Chuo-ku, Osaka 541-8505, Japan (“MTPC”).

RECITALS

A.

On 6 September 2012, MTPC and the Company entered into a license agreement relating to the Compound in lieu of a 30% profit split. Under this license agreement as amended from time to time (the “Dezima Original License”), MTPC granted to the Company a licence to develop, authorize, make, have made, use, have used, sell, offer for sale, have sold, import and have imported the Compound and/or the Product in the Territory. The Dezima Original License has terminated as of the date of execution of the Future Agreement, as defined below.

B.

On 16 September 2015, Saga Investments Coöperatief U.A. (“Amgen”) acquired all shares in the share capital of the Company pursuant to a share sale and purchase agreement between Amgen, the Company, the selling shareholders of the Company and the Sellers’ Representative (as defined therein), and as amended on or around 13 October 2015 (the “2015 SPA”) for an upfront payment and additional milestone payments. The 2015 SPA is attached as Annex II to the Transfer Agreement (as defined below).

C.

As part of the share transfer to Amgen, MTPC, the Company and Amgen entered into a transfer agreement dated 16 September 2015 (the “Transfer Agreement”) whereby MTPC transferred the Assigned Intellectual Property (as defined in the Transfer Agreement) related to the Compound to the Company, including the rights to register in the Dezima Territory (as defined in the Transfer Agreement) subject to the Future Agreement. Furthermore, MTPC and the Company entered into a future agreement dated 16 September 2015 (the “Future Agreement”) regarding MTPC’s future rights on certain Assigned Intellectual Property as well as Dezima Intellectual Property and MTPC Intellectual Property (each as defined in the Future Agreement).

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D.

Pursuant to the Future Agreement, the Company granted MTPC, among other things, an exclusive royalty-free license, with the right to sublicense, on the Assigned Know How (as defined in the Future Agreement) to, among other things, research, develop, register, make, have made, use, have used, sell, offer for sale, have sold, import and have imported any compounds and any products containing such compounds in the Field in the MTPC Territory (as defined in the Future Agreement).

E.

As consideration for granting the Company the rights to the Compound in the Dezima Territory, MTPC received, consistent with the Dezima Original License, a 30% profit split, consisting of the Mitsubishi Initial Payment and an amount in relation to the Escrow Payment and Interest thereon (each as defined in the 2015 SPA). Furthermore, MTPC is on the basis of the 2015 SPA entitled to certain (i) Mitsubishi Milestone Payments (ii) Mitsubishi Escrow Payments and (iii) Mitsubishi Royalty Payments, if any (each as defined in the 2015 SPA, together the “Mitsubishi Payment”). Pursuant to the Transfer Agreement and the comfort letter dated 16 September 2015, any Mitsubishi Payment is to be paid by Amgen or Amgen Inc. to MTPC on behalf of the Company.

F.

The obligations under the Transfer Agreement and the Future Agreement in relation to the Dezima Territory may only be transferred in accordance with clause 10.1 of the Transfer Agreement and clause 20.2 of the Future Agreement, whereby any acquirer will assume all rights of Amgen and/or the Company pursuant to a Product Line Sale (as defined in the 2015 SPA).

G.

In 2017, Amgen Inc. announced (i) the discontinuation of the further development of the Compound in the Amgen Inc. research & development organisation and (ii) to seek out-licensing opportunities for the program in the Dezima Territory. As a result of such discontinuation, the Parties consider it unlikely that any Mitsubishi Payment will ever become payable and the collective earn-out rights would hence be rendered worthless, unless an out-licensing partner would be found by Amgen or Amgen Inc. When it understood that the likelihood of Amgen successfully partnering the program with a third party was deemed very low, Newco initiated discussions with Amgen regarding the potential future development of the Company and the Compound.

H.

On or around the date of this Agreement, Newco has entered into an agreement with Amgen to acquire all shares in the share capital of the Company (the “2020 SPA”), including all rights and obligations related to the Compound in the Dezima Territory (the “Amgen Transaction”).

I.

In consideration for the MTPC Waiver Profit Right and the MTPC Waiver IPO Share Right to be granted by Newco to MTPC and subject to the terms and conditions of this Agreement, MTPC wishes (a) to waive its rights to payment that are or at any time may become due under (i) the 2015 SPA, (ii) the Transfer Agreement, (iii) the comfort letter dated 16 September 2015, addressed to MTPC and signed by Forbion Capital Fund II Management B.V. and Shareholder Representative Services

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LLC and (iv) the funding commitment and comfort letters dated 16 September 2015 signed by Amgen Inc., as ultimate parent company of Amgen and (b) to be irrevocably and unconditionally released from any and all of MTPC’s liabilities and obligations (if any) under, or otherwise arising in respect of, the Transfer Agreement (the latter through the execution of a novation and waiver agreement (the “Novation and Waiver Agreement MTPC”). An agreed form of the Novation and Waiver Agreement MTPC is attached hereto as Schedule 2 (Novation and Waiver Agreement MTPC)).

J.

Additionally, as MTPC has no further interest in directly or indirectly participating in any clinical development or future commercial development of the Compound, MTPC wishes to sell and transfer to the Company the rights and obligations under the Transfer Agreement and the Future Agreement, including Mitsubishi Intellectual Property in the MTPC Territory and the Company wishes to purchase and acquire these rights and obligations on the terms and conditions of this Agreement.

NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions and interpretation

1.1.1	Capitalised terms and expressions used in this Agreement have the meanings set out in part 1 of Schedule 1 (Definitions and interpretation).

1.1.2	The provisions set out in part 2 of Schedule 1 (Definitions and interpretation) shall apply throughout this Agreement.

1.2	Schedules and Annexes

Each of the Schedules and Annexes form part of this Agreement and have the same force and effect as if set out in the body of this Agreement. Any reference to this Agreement shall include a reference to all Schedules and Annexes.

2	SALE, PURCHASE AND TRANSFER

2.1	Sale and purchase of the Joint Patent and MTPC Intellectual Property

Subject to the MTPC Conditions Precedent, MTPC hereby sells and the Company hereby purchases from MTPC, in consideration for the MTPC IP Profit Right and the MTPC IP IPO Share Right, all MTPC’s rights and obligations under the Joint Patent and all MTPC Intellectual Property in the MTPC Territory.

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2.2	MTPC Waivers

2.2.1

Subject to the MTPC Conditions Precedent, in consideration for the MTPC Waiver Profit Right and the MTPC waiver IPO Share Right, MTPC hereby waives any and all rights to payments that are or at any time may become due, including any Mitsubishi Payment, under:

a.	the 2015 SPA;

b.	the Transfer Agreement; and

c.	the comfort letter addressed to MTPC and signed by Forbion Capital Fund II Management B.V. and Shareholder Representative Services LLC, dated 16 September 2015,

jointly the “MTPC Waivers”.

2.3	Transfer of the Joint Patent and MTPC Intellectual Property

2.3.1	Subject to the MTPC Conditions Precedent, MTPC hereby assigns and transfers to the Company, and the Company hereby accepts such assignment and transfer of:

a.	all MTPC rights and obligations under the Joint Patent; and

b.	all MTPC Intellectual Property related to the Compound in the MTPC Territory,

jointly referred to as the “IP Transfer”.

2.3.2

The Parties shall use reasonable efforts to complete registration of the IP Transfer within six (6) months after the date on which this Agreement becomes effective, subject to the MTPC Conditions Precedent (as defined in Clause 4.1 hereof), in accordance with Clause 4.1 hereof.

2.3.3

With respect to all intellectual property (i) transferred pursuant to the IP Transfer or (ii) owned by the Company for which MTPC has paid maintenance fees during 2019, MTPC shall continue to pay the maintenance fees that are due and payable from the date of this Agreement until 31 July 2020. As from 1 August 2020, all such fees shall be paid by either the Company or NewCo. The Company shall reimburse MTPC for the documented maintenance fees paid by MTPC pursuant to the first sentence of this clause.

2.3.4	It is understood and agreed that

a.

The raw data and documents related to [***] which are currently stored at MTPC’s facilities and of which list is set out in Schedule 4 [***] hereof (collectively, the “[***]”) will remain to be stored by MTPC at its facilities in accordance with its own data storage related policies and procedures to the extent the Company continues developing the [***]; and

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b.	upon the receipt of the Company’s reasonably advance written request, MTPC will cause the [***] to be shipped to the Company;

Provided, however, that,

(i)

the [***] may be deleted, disposed or otherwise handled by MTPC in its sole discretion and expense at any time (x) if an event set out in either (a) or (b) of Clause 5 of this Agreement occurred; or (y) if the Company notifies MTPC of the Company’s intent that the Company no longer needs the [***] with or without any reason or that the Company requests the deletion or disposal of the [***]

(ii)

MTPC has the right to request the Company to take the delivery of the [***] by providing the Company with a written notice at least six(6) month prior to the MTPC’s requesting shipment schedule of the [***] in any case where MTPC decides not to continue to remain the [***] stored at MTPC’s facilities and, upon the receipt of the Company’s notice of taking the delivery of the [***] MTPC will cause the [***] to be shipped to the Company; and

(iii)

if the Company does not provide any its written notice requesting shipment of the [***] to the Company within thirty (30) calendar days in correspondence with MTPC’s written notice as provided in the paragraph (ii) above, the [***] may be deleted, disposed or otherwise handled by MTPC in its sole discretion and expense at any time.

At the time of the shipment of the [***] from MTPC to the Company, THE [***] DATA ARE PROVIDED “AS IS”, “AS AVAILABLE” AND WITH NO WARRANTIES OF ANY KIND and the delivery terms thereto will be CPT (sea port or air port in Netherlands) (Inco-terms 2020). MTPC will be responsible for arranging carriage and delivering the [***] to the agreed sea port or air port where the Company will take the delivery of the [***] and the Company will be the importer of the [***] and thus responsible for custom clearance and all applicable taxes and duties.

2.4	Termination of the Future Agreement

2.4.1

Subject to the MTPC Conditions Precedent, at the Amgen Closing, the Company and MTPC shall execute a termination agreement pursuant to which the Future Agreement shall be terminated, provided that such termination shall not affect the following clauses thereof: clause 14 (Termination of the Original Agreement), clause 15 (Confidentiality), clause 19 (Indemnities) to the extent relating to the period up to the Amgen Closing Date, and clause 20 (Miscellaneous).

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2.4.2

Subject to the MTPC Conditions Precedent, at the Amgen Closing, each of the Company and MTPC shall waive any and all claims, rights and interests they have towards the other party under the Future Agreement (including in respect of any claim or cause of action in respect of any breach thereof, whether known or unknown), other than in relation to clause 19 (Indemnities) of the Future Agreement, to the extent relating to the period up to the Amgen Closing Date.

2.5	Novation and Waiver Agreement MTPC

2.5.1

Subject to the MTPC Conditions Precedent, at the Amgen Closing, the Novation and Waiver Agreement MTPC shall be entered into by and between the Newco, the Company, Amgen and MTPC pursuant to which the Amgen’s status of contracting party of the Transfer Agreement shall be transferred to and assumed by the Newco; MTPC irrevocably and unconditionally releases Amgen from any and all liabilities (if any) under, or otherwise arising in respect of the Transfer Agreement and two comfort letters granted by Amgen, Inc; and the Newco and the Company irrevocably and unconditionally releases MTPC from any and all liabilities and obligations (if any) under, or otherwise arising in respect of, the Transfer Agreement. The provisions of Clause 2.5.1 hereof and the Novation and Waiver Agreement MPTC shall not prejudice Clause 2.2.1 hereof. An agreed form of the Novation and Waiver Agreement MTPC is attached hereto as Schedule 2 (Novation and Waiver Agreement MTPC).

3	CONSIDERATION

3.1	Consideration for the MTPC Waivers

3.1.1	The consideration for the MTPC Waivers consists of:

a.	the MTPC Waiver Profit Right, hereby granted by Newco to MTPC; and

b.	the MTPC Waiver IPO Share Right, hereby granted by Newco to MTPC.

Any deduction or withholding of Tax in relation to the MTPC Waiver Profit Right and the MTPC Waiver IPO Share Right is for the sole risk and expense of MTPC.

3.1.2	It is understood and agreed that:

a.	the MTPC Waiver Profit Right shall lapse if the MTPC Waiver IPO Share Right is exercised by MTPC; and

b.

the MTPC Waiver IPO Share Right shall lapse if as a result of one or more Exit Events the MTPC Waiver Profit Right is exercised by MTPC and either (i) all assets of the Dezima Group relating to the Compound are sold, leased, transferred, licensed or otherwise disposed of or (ii) there are no Remaining Shares.

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For the avoidance of doubt, whether or not MTPC exercises its right to match with respect to the MTPC Territory in accordance with Clause 3.7 of this Agreement has no effect on the MTPC Waiver Profit Right or the MTPC Waiver IPO Share Right.

3.2	MTPC Waiver Profit Right

3.2.1

The “MTPC Waiver Profit Right” is MTPC’s right to receive an amount equal to a portion of the Proceeds (a “Waiver Profit Right Payment”) in respect of each Exit Event, to be calculated, subject to Clauses 3.2.2 and 3.2.3, as follows:

a.	[***] of the Proceeds if the Exit Event occurs at a moment in time when [***] or

b.

6% (six percent) of the Proceeds if the Exit Event occurs at a moment in time when the Dezima Group has received an amount greater than EUR 100,000,000 (one hundred million euros) in aggregate cumulative Financing, whereby (i) there may be one or more Exit Events and (ii) each Exit Event shall trigger both the MTPC Waiver Profit Right and the MTPC IP Profit Right simultaneously.

3.2.2

In the event of a Share Sale or Merger concerning less than all of the shares (and all other options, warrants, convertibles and other securities) of the Company (or, as the case may be, its direct holding company) (“Partial Sale”), any Waiver Profit Right Payment resulting from a further Exit Event occurring after such Partial Sale shall solely be calculated on the Proceeds received on the shares (and all other options, warrants, convertibles and other securities) as participate in the Proceeds of such further Exit Event excluding those shares (options, warrants, convertibles and other securities) as previously participated in the Proceeds on the Partial Sale (“Remaining Shares”). The Waiver Profit Right Payment on Exit Events occurring after such first Share Sale or Merger shall be:

a.	[***] of the Proceeds received on the Remaining Shares if the Partial Sale occurs at a moment in time when [***] or

b.	6% (six percent) of the Proceeds received on the Remaining Shares if the Partial Sale occurs at a moment in time when [***]

3.2.3

Newco shall pay (or procure the payment of) the Waiver Profit Right Payment to MTPC as soon as practicably possible after the date on which the corresponding Proceeds are paid in respect of the Exit Event. In the event of an Exit Event where the Proceeds are not or not entirely distributable in cash or contingent, the Parties shall consult each other and discuss the options in good faith as to how to settle all or part of the proceeds of the MTPC Waiver Profit Right in cash and the remainder in kind and/or on a contingent basis.

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3.3	MTPC Waiver IPO Share Right

3.3.1

The “MTPC Waiver IPO Share Right” is MTPC’s right to receive a number of IPO Shares in the share capital of the IPO Company, as the case may be, in the event of an IPO. Subject to Clause 3.3.2, the number of IPO Shares is to be calculated as follows:

a.

in the event that the IPO occurs at a moment in time when the [***], the number of IPO Shares to be issued will be such number as, when valued at the IPO Price per share, have an aggregate value equivalent to [***] of the Pre-Public Offering Valuation; or

b.

in the event that the IPO occurs at a moment in time when the Dezima Group has received an amount greater than EUR 100,000,000 (one hundred million euros) in aggregate cumulative Financing, the number of IPO Shares to be issued will be such number as, when valued at the IPO Price per share, have an aggregate value equivalent to 6% (six percent) of the Pre-Public Offering Valuation, whereby an IPO shall trigger both the MTPC Waiver IPO Share Right and the MTPC IP IPO Share Right.

3.3.2	In case of an IPO after Clause 3.2.2 has been applied, the number of IPO Shares issuable to MTPC shall be calculated as follows:

a.	[***] of the Remaining Shares (on an as converted basis) if the first Share Sale or Merger occurs at a moment in time when [***]; or

b.	6% (six percent) of the Remaining Shares (on an as converted basis) if the first Share Sale or Merger occurs at a moment in time when [***].

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3.4	Consideration for the IP Transfer

3.4.1	The consideration for the IP Transfer consists of:

a.	the MTPC IP Profit Right, hereby granted by Newco to MTPC; and

b.	the MTPC IP IPO Share Right, hereby granted by Newco to MTPC.

Any deduction or withholding of Tax in relation to the MTPC IP Profit Right and the MTPC IP IPO Share Right is for the sole risk and expense of MTPC.

3.4.2	It is understood and agreed that:

a.	the MTPC IP Profit Right shall lapse if the MTPC IP IPO Share Right is exercised by MTPC; and

b.

the MTPC IP IPO Share Right shall lapse if as a result of one or more Exit Events the MTPC IP Profit Right is exercised by MTPC and either (i) all assets of the Dezima Group relating to the Compound are sold, leased, transferred, licensed or otherwise disposed of or (ii) there are no Remaining Shares.

For the avoidance of doubt, whether or not MTPC exercises its right to match with respect to the MTPC Territory in accordance with Clause 3.7 of this Agreement has no effect on the MTPC IP Profit Right or the MTPC IP IPO Share Right.

3.5	MTPC IP Profit Right

3.5.1

The “MTPC IP Profit Right” is MTPC’s right to receive an amount equal to a portion of the Proceeds (a “IP Profit Right Payment”) in respect of each Exit Event, to be calculated, subject to Clauses 3.5.2 and 3.5.3, as follows:

a.	[***] of the Proceeds if the Exit Event occurs at a moment in time when [***]; or

b.

1.63% (one point sixty-three percent) of the Proceeds if the Exit Event occurs at a moment in time when the Dezima Group has received an amount greater than EUR 100,000,000 (one hundred million euros) in aggregate cumulative Financing, whereby (i) there may be one or more Exit Events and (ii) each Exit Event shall trigger both the MTPC Waiver Profit Right and the MTPC IP Profit Right simultaneously.

3.5.2

In the event of a Partial Sale, any IP Profit Right Payment resulting from a further Exit Event occurring after such Partial Sale shall solely be calculated on the Proceeds received on the Remaining Shares. The IP Profit Right Payment on Exit Events occurring after such first Share Sale or Merger shall be:

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a.	[***] of the Proceeds received on the Remaining Shares if the Partial Sale occurs at a moment in time when [***]; or

b.	[***] of the Proceeds received on the Remaining Shares if the Partial Sale occurs at a moment in time when [***].

3.5.3

Newco shall pay (or procure the payment of) the IP Profit Right Payment to MTPC as soon as practicably possible after the date on which the corresponding Proceeds are paid in respect of the Exit Event. In the event of an Exit Event where the Proceeds are not or not entirely distributable in cash or contingent, the Parties shall consult each other and discuss the options in good faith as to how to settle all or part of the proceeds of the MTPC IP Profit Right in cash, and the remainder in kind and/or on a contingent basis.

3.6	MTPC IP IPO Share Right

3.6.1

The “MTPC IP IPO Share Right” is MTPC’s right to receive a number of IPO Shares in the share capital of the IPO Company, as the case may be, in the event of an IPO. Subject to Clause 3.6.2, the number of IPO Shares is to be calculated as follows:

a.

in the event that the IPO occurs at a moment in time when [***], the number of shares to be issued will be such number as, when valued at the IPO Price per share, have an aggregate value equivalent to [***] of the Pre-Public Offering Valuation; or

b.

in the event that the IPO occurs at a moment in time when the Dezima Group has received an amount greater than EUR 100,000,000 (one hundred million euros) in aggregate cumulative Financing, the number of shares to be issued will be such number as, when valued at the IPO Price per share, have an aggregate value equivalent to 1.63% (one point sixty-three percent) of the Pre-Public Offering Valuation, whereby an IPO shall trigger both the MTPC Waiver IPO Share Right and the MTPC IP IPO Share Right.

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3.6.2	In case of an IPO after Clause 3.2.2 has been applied, the number of IPO Shares issuable to MTPC shall be calculated as follows:

a.	[***] of the Remaining Shares (on an as converted basis) if the first Share Sale or Merger occurs at a moment in time when [***]; or

b.	[***] of the Remaining Shares (on an as converted basis) if the first Share Sale or Merger occurs at a moment in time when [***].

3.7	Right to match

3.7.1

The Parties acknowledge and agree that execution of the right to match may significantly influence a sales process and/or IPO process and/or the costs in relation thereto. MTPC shall hence once the intention of an Exit Event or an IPO has been communicated to it in writing by Newco in good faith consider to conditionally or unconditionally waive its rights to match.

3.7.2

Each of Newco and the Company shall comply with the provisions of this Clause 3.7 (Right to match), before pursuing a sale of rights in the Compound or an out-license of rights to the Compound in the MTPC Territory or a part thereof (the “MTPC Territory Exit”), unless such sale or out-license is included in an Asset Sale.

3.7.3

If Newco or the Company wishes to pursue an MTPC Territory Exit with a bona fide third party, Newco or the Company, as the case may be, shall send MTPC a written notice thereof including the terms, both of a financial and of a non-financial nature, including but not limited to obligations to further develop the Compound (if any), of the offer (the “Offer Notice”). Upon receipt of the Offer Notice, MTPC shall have thirty (30) days to inform by sending a notice to Newco or the Company, as the case may be, that it will match the terms set out in the Offer Notice (the “Exercise Notice”).

3.7.4

Upon Newco’s or the Company’s receipt of the Exercise Notice, Newco and/or the Company and MTPC shall in good faith finalise transaction documentation between them on the terms set out in the Offer Notice.

3.7.5

If (i) MTPC does not deliver the Exercise Notice within the aforementioned thirty (30) days, or (ii) such good faith finalisation of transaction documentation does not result in a final agreement within two (2) months after receipt of the Offer Notice, Newco or the Company, as the case may be, shall be permitted to pursue an MTPC Territory Exit with a bona fide third party.

3.7.6	For clarity, MTPC right to match set forth in this Clause 3.7 (Right to match) shall be lapse once all assets and/or shares of the Dezima Group are sold and/or transferred, or an IPO has occurred.

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4	CONDITIONS PRECEDENT

4.1	MTPC Conditions Precedent

This Agreement has been entered into on the date of or prior to the execution of the 2020 SPA. The effectiveness of this Agreement is subject to the following conditions precedent (the “MTPC Conditions Precedent”):

a.	the Xention Condition;

b.	the Moelis Condition;

c.	the Former Shareholders waiving their rights under the 2015 SPA; and

d.

the Amgen Closing takes place in which Newco acquires all issued shares in the share capital of the Company from Amgen in accordance with the share sale and purchase agreement to be separately executed between Amgen and Newco, structured as a Product Line Sale, and Amgen shall transfer all its rights and interests related to Compound, other than those the Company already owns, to Newco or the Company in return for a profit right in Newco.

This Agreement shall become effective upon the Amgen Closing.

5	POST-CLOSING OBLIGATIONS

The Company shall transfer to MTPC (i) all MTPC rights and obligations under the Joint Patent and (ii) all MTPC Intellectual Property related to the Compound in the MTPC Territory if and when:

(a)	the Company or Newco decides to discontinue the clinical development of the Compound; or

(b)	four (4) years after the Amgen Closing Date have expired and no patient enrolment in a clinical trial for the Compound has taken place.

The Company shall provide MTPC with its written notice promptly upon occurrence of the event of either (a) or (b).

Subsequently, the Company and MTPC will enter into a new future agreement on similar terms and conditions as the Future Agreement. This post-closing obligation of the Company shall lapse upon MTPC’s receipt of payment by the Newco required hereunder in correspondence with the occurrence of an Exit Event or an IPO.

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6	CONFIDENTIALITY

6.1	Confidentiality

6.1.1

Subject to the provision of Clause 6.2 (Exemptions) neither the Company, Newco nor MTPC shall make (or permit any other Affiliate to make) any announcement concerning this Agreement or any ancillary matter before, on, or after Closing.

6.1.2

The Parties shall keep confidential the terms of this Agreement and all information provided to it by or on behalf of the other Party or otherwise obtained by or in connection with this Agreement which relates to the other Party or an Affiliate of the other Party.

6.1.3

MTPC undertakes to the Dezima Group that it shall (and shall procure that each Affiliate shall) treat as confidential, and will not at any time disclose or use, any confidential information of the Dezima Group concerning, comprising or otherwise relating to [***] or the development or commercial-isation thereof (including, without limitation, any trade secrets, know-how, manufacturing specifications, study designs, development plans, commercialisation plans, forecasts, market analysis, competitor analysis, data and other results arising from development activities, and any analysis of or reports in respect of any such data or results).

6.2	Exemptions

Nothing in this Clause 5 (Confidentiality) prevents any announcement being made or any confidential information being disclosed by any Party:

b.	on or following the Closing Date, if the Parties have reasonably agreed on the contents of such announcement;

c.

to the extent required by law or any competent regulatory body or recognised stock exchange or under any agreement with any Tax Authority existing at the date of this Agreement or to comply with any applicable accounting requirements; any Party so required to disclose any confidential information shall promptly notify the other Parties, to the extent lawful to do so, before disclosure occurs and shall consult with the other Parties regarding the timing and content of such disclosure;

d.

to the extent that such information is public knowledge other than through unlawful disclosure of which that Party at the time of such disclosure was or could reasonably have been aware that it was unlawful;

e.	in legal proceedings to the extent reasonably necessary to exercise its rights under this Agreement;

f.	to that Party’s professional advisers subject to a duty of confidentiality and only to the extent necessary for any lawful purpose;

g.	by the Dezima Group to a direct shareholder of Newco;

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h.

by the Dezima Group to Amgen (or its Affiliates, advisers, agents or auditors) in connection with the 2020 SPA. For the avoidance of doubt, Newco may provide a copy of this Agreement to Amgen and may notify Amgen of any further information pertinent to the determination of any payment as may be due to Amgen under the 2020 SPA;

i.	by the Dezima Group to Xention (or its Affiliates, advisers, agents or auditors) in connection with the Xention Condition; and/or

j.	by the Dezima Group to Moelis (or its Affiliates, advisers, agents or auditors) in connection with the Moelis Condition.

7	MISCELLANEOUS

7.1	Further action, further assurances

7.1.1

If at any time after Closing any further action is necessary or desirable in order to implement this Agreement, each Party shall at its own cost execute and deliver any further documents and take all such necessary action as may reasonably be requested from each of such Party.

7.1.2

To the extent any patents or patent applications that are based on international applications [***] [***] or [***] are found to remain with MTPC or its Affiliates at any time in the future, MTPC will procure that such patents are transferred to the Company. Any costs and expenses and consideration in relation thereto is deemed covered by the Consideration paid by the Company under Clause 3 of this Agreement.

7.2	Binding effect

This Agreement shall not have any binding effect until each Party has validly signed this Agreement.

7.3	Entire Agreement

This Agreement contains the entire agreement between the Parties relating to the subject matter covered hereby and supersedes any previous oral or written agreements, arrangements and understandings between the Parties.

7.4	Invalid provisions

In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, given this Agreement’s substance and purpose, such remainder is not inextricably related to the null and void or unenforceable provision. The Parties shall negotiate in good faith to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

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7.5	Amendment

No amendment to this Agreement shall have any force or effect unless and until it is in writing and signed by each of the Parties.

7.6	Costs

Except as provided otherwise in this Agreement, each Party shall bear its own costs in connection with the preparation, negotiation, implementation and signing of this Agreement.

7.7	No implied forfeit of rights

7.7.1

Other than the waivers included in Clause 2.4.2, Clause Error! Reference source not found. and the MTPC Waivers, nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or notice to that effect has been given.

7.7.2

Where a Party does not exercise any right under this Agreement (which shall include the granting by a Party to any other Party of an extension of time in which to perform its obligations under any provision hereof), this shall not be deemed to constitute a forfeit of any such rights (rechtsverwerking). The rights of each Party under this Agreement may be exercised as often as necessary and are cumulative and not exclusive of rights and remedies provided by law.

7.8	Third party beneficiaries

Except as expressly stated in this Agreement, the terms of this Agreement may be enforced only by a Party to this Agreement or a Party’s permitted assigns or successors and there are no third party beneficiaries with any rights to enforce any of the provisions of this Agreement.

7.9	Counterparts

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

7.10	Notices

7.10.1

Any notice, request, consent or other communication under or in connection with this Agreement shall be in writing and delivered by hand or sent by registered mail or sent as an email to the relevant email address referred to in Schedule 3 (Addresses for notices). Delivery by courier shall be regarded as delivery by hand.

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7.10.2

Notices, requests, consents or other communications under or otherwise in connection with this Agreement shall be sent to the addresses of the Parties as specified in Schedule 3 (Addresses for notices) or such other address as the Parties to be given notice may have notified to the other Party from time to time in accordance with this Clause 7.10 (Notices) for that purpose.

7.10.3	A notice, request, consent or other communication under or otherwise in connection with this Agreement shall be effective, in the absence of earlier receipt:

a.	if delivered by hand to the relevant address referred to in Clause 7.10.2, at the time of delivery;

b.	if sent by registered mail to the relevant address referred to in Clause 7.10.2 and that address is in the same country as the sender, at the expiration of 2 (two) days after the time of posting;

c.

if sent by registered mail to the relevant address referred to in Clause 7.10.2 and that address is not in the same country as the sender, at the expiration of seven (7) days after the time of posting; and

d.	if sent by email to the relevant email address referred to in Clause 7.10.2, at the time the email was sent.

7.10.4

If a notice, request, consent or other communication under or otherwise in connection with this Agreement would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. CET to 5:30 p.m. CET on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this Clause 7.10 (Notices), it shall be deemed to have been delivered at the next opening of such normal business hours in the territory of the recipient.

7.10.5

In proving service of the notice, request, consent or other communication under or otherwise in connection with this Agreement, it shall be sufficient to show that delivery by hand was made or that the envelope containing the notice, request, consent or communication was properly addressed and posted as registered mail or that the email was recorded in the IT system of the sender as having been sent and that the sender did not receive within 1 (one) hour of sending the email an error message indicating failure to deliver. For the avoidance of doubt, a notification that the recipient of an email is out of the office, or no longer working at an organisation, shall not constitute an error message indicating failure to deliver.

7.10.6	The provisions of this Clause 7.10 (Notices) shall not apply in relation to the service of documents for the purpose of litigation.

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7.11	Language

The language of this Agreement is English and all notices to be given in connection with this Agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication of which the mandatory language is another language than English.

7.12	Assignment

No Party may assign or novate this Agreement or assign or novate any of its rights thereunder without the prior written consent of the other Parties.

7.13	Choice of law

This Agreement and the documents to be entered into pursuant to it, shall be exclusively governed by and construed in accordance with the laws of State of New York, the United States of America . Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with the laws of State of New York, U.S.A.

7.14	Disputes

The Parties agree that any dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules as they are in force at the time the arbitration is commenced, whereby:

a.	language of the arbitration shall be English;

b.	the place of arbitration shall be in Osaka Japan if initiated by Newco or the Company and in Amsterdam, the Netherlands, if initiated by MTPC;

c.

notwithstanding the foregoing, nothing in this Clause 7.14 (Disputes) shall preclude Parties from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of arbitrators, insofar such injunctive relieve cannot be obtained through emergency arbitration with the International Chamber of Commerce.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Signature page follows

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Signature page

[Profit right and waiver agreement – Signature page]

For and on behalf of

NewAmsterdam Pharma B.V.

/s/ H.A. Slootweg		/s/ V. van Houten
By:	H.A. Slootweg	By:	V. van Houten
Title:	Director of Forbion International Management B.V. its director	Title:	Director of Forbion International Management B.V. its director

For and on behalf of

Dezima Pharma B.V.

/s/ H.A. Slootweg		/s/ V. van Houten
By:	H.A. Slootweg	By:	V. van Houten
Title:	Director of Forbion International Management B.V. its director	Title:	Director of Forbion International Management B.V. its director

For and on behalf of

Mitsubishi Tanabe Pharma Corporation

/s/ Hiroaki Ueno, Ph.D.
By:	Hiroaki Ueno, Ph.D.
Title:	President & Representative Director Chief Executive Officer

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SCHEDULE 1. DEFINITIONS AND INTERPRETATION

“2015 SPA”	has the meaning ascribed thereto in Recital B

“2020 SPA”	has the meaning ascribed thereto in Recital H

“Affiliate”	means in relation to any Person, any direct or indirect subsidiary or direct or indirect holding company of that Person (including its ultimate beneficial owner) and any other direct or indirect subsidiary of such holding company

“Agreement”	means this profit right and waiver agreement, as defined in the introduction to this Agreement

“Amgen Closing Date”	means the date of the Amgen Closing which shall be the date of execution of the notarial deed of transfer whereby all shares in the capital of the Company are transferred by Amgen to Newco

“Amgen Closing”	means the transfer of all the shares in the Company as contemplated by the 2020 SPA

“Amgen Transaction”	has the meaning ascribed thereto in Recital H

“Amgen”	has the meaning ascribed thereto in Recital B

“Asset Sale”	has the meaning set out in the definition of Exit Event

“Authority”	means a supranational, national, provincial, municipal or other governmental authority, administrative body or court of a relevant jurisdiction (including any subdivision thereof)

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are generally open in the Netherlands or Japan for the conduct of normal business

“Company”	has the meaning ascribed thereto in the introduction of this Agreement

“Dezima Group”	has the meaning ascribed thereto in the introduction of this Agreement

“Dezima Original License”	has the meaning ascribed thereto in Recital A

“Dezima Territory”	means all [***]

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“Dezima”	has the meaning ascribed thereto in the introduction of this Agreement

“Exit Event”	means a single transaction or series of related transactions (i) resulting in the sale, lease, transfer, license or other disposition of all or a substantial part of the assets of the Company (and its Affiliates) (including shares in its subsidiaries from time to time and the intellectual property rights in relation to the Compound) (an “Asset Sale”), or (ii) resulting in the sale or transfer of all or part of the shares in the capital of the Company (or any direct or indirect holding company thereof (including, without limitation, Newco) resulting in a direct or indirect change of control over the Company (or any such holding company of the Company) (it being understood that any sale or transfer of more than 50% of the then outstanding shares in the capital of the Company or any holding company of the Company or Newco shall be deemed to result in a change of control) (a “Share Sale”) or (iii) resulting in a merger (juridische fusie) or demerger (splitsing), re-organisation, acquisition or consolidation involving the Company (or any direct or indirect holding company thereof (including, without limitation, Newco) or its subsidiaries from time to time with any other company resulting in Newco or the Company not being the surviving company and/or resulting in a change of control over Newco or the Company or any direct or indirect holding company of Newco or the Company (a “Merger”), (iv) deemed an Exit Event by the board of Newco, or (v) resulting in any proceeds (whether in cash, shares or surplus assets) actually paid or distributed to, or for the benefit of, all shareholders (or any class thereof) of the Company (or any direct or indirect holding company (including, without limitation, Newco)) and/or a surviving company.

For the purposes of this definition, reference to any direct or indirect holding company of Newco or the Company shall not include any investment fund (whether limited partnership or other form of legal entity) managed by Forbion II Management B.V. or any of its Affiliates (nor any general partner or nominee to the extent holding any investment on behalf of any such investment fund).

An Exit Event shall not include:

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(i) a Share Sale or Merger undertaken in anticipation of an IPO pursuant to which a new holding company (the “New Holding Company”) acquires the entire issued share capital of the Company (or its holding company) in consideration of the issue to the holder of shares (and other options, warrants, convertibles and other securities) of the Company (or, as the case, such holding company) (the “Sellers”) of new shares (and other options, warrants, convertibles and other securities) in the New Holding Company with the result that the nature and extent of the interests of the Sellers in the New Holding Company subsequent to such transaction is equivalent to the nature and extent of the interests of the Sellers in the Company (or the holding company) immediately prior to such transaction (and no other person(s) then hold any interest in the New Holding Company); and

(ii)  an Asset Sale comprising the sale, lease, transfer, license or other disposition of all or a substantial part of the assets of the Company to a wholly owned subsidiary of the Company (provided that, for the avoidance of doubt, a subsequent disposition of the Company’s interests in such subsidiary, or disposition by such subsidiary of interests in such assets, shall constitute an Asset Sale)

“Financing”	means the proceeds in cash or in kind (net of taxes and commissions, if any) received by Newco from investors by way of subscription for non-redeemable equity securities in the share capital of Newco or from shareholders by way share premium contribution

“Former Shareholders”	means the parties listed in Schedule 1 to the 2015 SPA

“Future Agreement”	has the meaning ascribed thereto in Recital C

“IP Profit Right Payment”	has the meaning ascribed thereto in Clause 3.5.1

“IPO Company”	means the company whose shares are admitted to trading pursuant to the IPO

“IPO Price”	means the price per share as set forth in the pricing agreement or similar document at which IPO Shares are offered by

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the Company to investors in connection with any placing undertaken in connection with the IPO

“IPO Shares”	means shares in the capital of the IPO Company being of the same class as admitted to trading pursuant to the IPO

“IPO”	means an introductory public offering or other form of offering that results in the admission to trading of the shares in the capital of the Company (or any direct or indirect holding company of the Company (including, without limitation, Newco)) on a Major Exchange

“Joint Patent”	means international PCT application published as [***] filed in the name of Dezima and MTPC jointly [***] and any and all patents and/or patent applications issued and/or filed on the basis of this international PCT application, including the patent applications filed in [***]

“Major Exchange”	means any market in securities operated by an investment exchange which is a ‘Recognised Investment Exchange’, ‘Recognised Overseas Investment Exchange’ or ‘Designated Investment Exchange’ in each case as so designated by the UK Financial Conduct Authority from time to time or which the Seller may otherwise approves in writing to be a Major Exchange for the purposes of this Agreement

“Merger”	has the meaning set out in the definition of Exit Event

“Mitsubishi Payment”	has the meaning ascribed thereto in Recital E

“Moelis Condition”	means Moelis waiving its rights under the Moelis Payment Agreement

“Moelis Payment Agreement”	means the agreement amongst Amgen, the Company and Moelis dated 16 September 2015

“Moelis”	means Moelis & Company UK LLP

“MTPC Conditions Precedent”	has the meaning ascribed thereto in Clause 4.1

“MTPC Intellectual Property”	has the meaning ascribed thereto in the Future Agreement

“MTPC IP IPO Share Right”	has the meaning ascribed thereto in Clause 3.6.1

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“MTPC IP Profit Right”	has the meaning ascribed thereto in Clause 3.5.1

“MTPC Territory Exit”	has the meaning ascribed thereto in Clause 3.7.2

“MTPC Territory”	means [***]

“MTPC Waiver IPO Share Right”	has the meaning ascribed thereto in Clause 3.3.1

“MTPC Waiver Profit Right”	has the meaning ascribed thereto in Clause 3.2.1

“MTPC Waivers”	has the meaning ascribed thereto in Clause 2.2

“MTPC”	has the meaning ascribed thereto in the introduction of this Agreement

“New Holding Company”	has the meaning set out in the definition of Exit Event

“Novation and Waiver Agreement MTPC “	has the meaning ascribed thereto in Recital I.

“Partial Sale”	has the meaning ascribed thereto in Clause 3.2.2

“Party”	means the parties to this Agreement

“Pre-Public Offering Valuation”	means the top-end of the valuation range of the Company or Newco, as the case may be, as determined by the lead underwriters of the IPO

“Proceeds”	means any proceeds (whether in cash, shares or surplus assets) actually paid or distributed to, or for the benefit of, the shareholders of the Company (or any direct or indirect holding company (including, without limitation, Newco)) and/or a surviving company resulting from an Exit Event, net of all transaction costs reasonably incurred thereby in respect of such Exit Event

“Remaining Shares”	has the meaning ascribed thereto in Clause 3.2.2

“Sellers”	has the meaning set out in the definition of Exit Event

“Share Sale”	has the meaning set out in the definition of Exit Event

[***] or the “Compound”	means the proprietary [***] as was the subject of the Dezima Original License and coded as [***] having the following structure:

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[***]

“[***] Raw Data”	has the meaning ascribed thereto in Clause 2.3.3.

“Territory”	means all countries in the world except [***]

“Transfer Agreement”	has the meaning ascribed thereto in Recital C

“Waiver Profit Right Payment”	has the meaning ascribed thereto in Clause 3.2.1

“Xention Condition”	means Xention waiving its rights under the Xention Payment Agreement

“Xention Payment Agreement”	means the agreement amongst Amgen, the Company and Xention dated 16 September 2015

“Xention”	means Xention Limited, a company incorporated in England & Wales with registered number 04452808

Part 2 Provisions

For the purpose of this Agreement:

a.	Gender and number Words denoting the singular shall include the plural and vice versa, unless specifically defined otherwise. Words denoting one gender shall include another gender.

b.

Reference to include The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered and will be construed as meaning as “including without limitation” except to the extent specifically provided otherwise in this Agreement.

c.	Headings The headings are for convenience or reference only and are not to affect the construction of this Agreement or to be taken into consideration in the interpretation of this Agreement.

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d.	Clauses, Recitals, Schedules, etc. Unless otherwise stated, Clause, Recital, Schedule or Annex means a clause (including all subclauses), a recital, a Schedule or an Annex in or to this Agreement.

e.

Days Unless the context clearly indicates a contrary intention, when any number of days is prescribed in this Agreement, it must be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day other than a Business Day, in which case the last day will be the next succeeding day which is a Business Day.

f.

Drafting party No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision. It is acknowledged that representatives of each Party have participated in the drafting and negotiation of this Agreement.

g.

Documents A reference to any document referred to in this Agreement is a reference to that document as amended, varied or supplemented (other than in breach or the provisions of this Agreement) from time to time.

h.	Subsidiary A company is a subsidiary of another company, its holding company, if that other company:

i.	holds a majority of the voting rights in it;

ii.	has the right, either alone or pursuant to an agreement with other shareholders or members, to appoint or remove a majority of its management board or its supervisory board (if any);

iii.	is a shareholder or member of it and controls alone or together with other Persons, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

iv.	is a subsidiary of a company which is itself a subsidiary of that other company.

i.

Person References to a person shall be construed so as to include any individual, firm, company, corporation, limited liability company, trust, unincorporated organisation, entity or division, government, governmental authority, tax authority, state or agency of a state or any joint venture, association, partnership (whether or not having separate legal personality).

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j.

Ordinary course of business An action taken by a Person will be deemed to have been taken in the “ordinary course of business” only if: such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and such action is similar in nature and magnitude to actions customarily taken, without any authorisation by the supervisory board or other governing board or body exercising similar authority (where applicable) of such Person.

k.

Arm’s length Where any provision is qualified or phrased by reference to an “arm’s length” basis or principle, such qualification or reference means the conditions which would be obtained between comparable, independent Persons in comparable transactions (taking into account the assets used, the responsibilities and risks assumed and the division of benefits between the Parties) and comparable circumstances (taking into account the times and places of performance and the parties’ business strategies), thereby providing the closest approximation of the workings of the open market.

l.

Reasonable endeavours Where any obligation is qualified or phrased by reference to use reasonable endeavours, best efforts or wording of a similar nature, it means the efforts that a person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditious as possible and, regard shall be had, among other factors, to:

v.	the price, financial interest and other terms of the obligation;

vi.	the degree of risk normally involved in achieving the expected result; and

vii.	the ability of an unrelated person to influence the performance of the obligation.